Exhibit 14.1

CODE OF ETHICS
RUSH STREET INTERACTIVE, INC.
The Board of Directors (the “Board”) of Rush Street Interactive, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics (the “Code”) in order to deter wrongdoing and promote:
1.honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2.full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
3.compliance with applicable governmental laws, rules and regulations;
4.the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
5.accountability for adherence to the Code.
All directors, officers and employees of the Company are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below.
The Code is a guide intended to, among other things, sensitize the Company’s directors, officers and employees to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct, and provide assurance that reporting of questionable or improper behavior is protected and encouraged. It does not purport to address every legal or ethical issue that an individual may encounter. Moreover, the applicable laws of some jurisdictions where the Company conducts business may impose additional or higher standards than are specifically set forth in the Code, in which case such additional or higher standards should be complied with.
HONEST AND ETHICAL CONDUCT
The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.
Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.
CONFLICTS OF INTEREST
A conflict of interest occurs when an individual’s private interest interferes, potentially interferes or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

Loans by the Company to, or guarantees by the Company of, obligations of directors, officers, employees or their family members are of special concern. Loans by the Company to, or guarantees by the Company of, obligations of any director or executive officer are expressly prohibited.
Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in the paragraph below.
Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the General Counsel. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the General Counsel with a written description of the activity and seeking the General Counsel’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the General Counsel.
Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board.
CORPORATE OPPORTUNITIES
All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position. Directors, officers and employees may not use Company property, information or position for personal gain. In addition, no director, officer or employee may compete with the Company.
CONFIDENTIALITY
Directors, officers and employees must maintain the confidentiality of information entrusted to them by the Company, its customers and/or its suppliers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or its customers if disclosed.
FAIR DEALING
Each director, officer and employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.
PROTECTION AND PROPER USE OF COMPANY ASSETS
All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.
All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.
The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks,

and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, code, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.
COMPLIANCE
Directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.
Although not all directors, officers and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.
Insider trading is unethical, illegal and a violation of the Company’s Insider Trading Policy. It is against Company policy for any individual to profit from undisclosed information relating to the Company or any other company in violation of insider trading or other laws. Anyone who is aware of material nonpublic information relating to the Company, our customers, or other companies may not use the information to purchase or sell securities in violation of the federal securities laws. If you are uncertain about the legal rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with the General Counsel before making any such purchase or sale.
DISCLOSURE
The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.
Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting department and internal audit function, as well as the Company’s independent public accountants and counsel.
Each director, officer and employee who is involved in the Company’s disclosure process must:
1.be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and
2.take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.
REPORTING AND INVESTIGATION OF VIOLATIONS
All allegations of actions prohibited by this Code involving directors or executive officers must be reported to the Chairman of the Board.
Allegations of actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the General Counsel.

After receiving a report of an alleged prohibited action, the Chairman of the Board, the General Counsel or the relevant supervisor must promptly take all appropriate actions necessary to investigate.
All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.
PROHIBITION ON RETALIATION
The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code, and any such retaliation may be a violation of the Company’s Whistleblower Policy.
ENFORCEMENT
The Company must ensure prompt and consistent action against violations of this Code.
If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the General Counsel determines that a violation of this Code has occurred, the supervisor or the General Counsel will report such determination to the Board if deemed necessary or appropriate.
Upon receipt of a determination that there has been a violation of this Code, the Board or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.
WAIVERS
The Board (in the case of a violation by a director or executive officer) or the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.
Any waiver for a director or an executive officer shall be disclosed as required by SEC and NYSE rules.
MISCELLANEOUS
Notwithstanding anything to the contrary set forth in this Code, this Code is subject to the exemptions in Article X of the Company’s current Certificate of Incorporation.
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